Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Shalott Cecchini
Marketing Manager
Green Brick Partners
scecchini@greenbrickpartners.com

GREEN BRICK PARTNERS ANNOUNCES HIRING OF SUMMER LOVELAND AS CHIEF
ACCOUNTING OFFICER

PLANO, TX – (November 14, 2017) – Green Brick Partners, Inc. (NASDAQ: GRBK) (“Green Brick”) is pleased to announce that Ms. Summer Loveland has been hired as Chief Accounting Officer. Ms. Loveland previously served as Chief Financial Officer of the Dallas Police and Fire Pension System since November 2013. Previously, Ms. Loveland served as a Senior Manager in the audit practice of KPMG, a worldwide public accounting firm, for 14 years where she managed engagements including large accelerated public filers.

“As Green Brick has more than doubled our home building revenues over the last three years, we require Summer’s leadership to sponsor our move toward companywide systems standardization of accounting and operational processes,” said Jim Brickman, CEO of Green Brick Partners. “We are excited to bring Summer into the organization where her experience in collaboration and training can lead us to superior performance.”

Ms. Loveland will be responsible for accounting administration, systems integration and treasury functions for Green Brick’s corporate operations.

About Green Brick Partners:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a uniquely structured company that combines residential land development and homebuilding. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. Green Brick owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes DFW LLC, Normandy Homes (a division of CB JENI), Southgate Homes DFW LLC, and Centre Living Homes, LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group of Georgia, L.L.C.). Green Brick also owns a non-controlling interest in Challenger Homes in Colorado Springs, Colorado. The Company is engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at its residential neighborhoods and master planned communities. For more information about Green Brick Partners, Inc.’s homebuilding partners go to https://greenbrickpartners.com/team-builders/.